Exhibit 10.12

AARDVARK THERAPEUTICS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

This Aardvark Therapeutics, Inc. (the “Company”) Non-Employee Director Compensation Program (this “Program”) has been adopted under the Company’s 2025 Equity Incentive Plan (as may be amended, restated or superseded from time to time, the “Plan”) and shall be effective upon the closing of the Company’s initial public offering of its common stock (the “Effective Date”). Capitalized terms not otherwise defined herein shall have the meaning ascribed in the Plan.

Cash Compensation

Commencing on the Effective Date, annual retainers will be paid in the following amounts to non-employee members of the Board of Directors (the “Board”) of the Company (the “Non-Employee Directors”):

Non-Employee Director:	$40,000
Chairperson/Lead Independent Director:	$30,000
Audit Committee Chairperson:	$20,000
Compensation Committee Chairperson:	$12,000
Nominating and Corporate Governance Committee Chairperson:	$10,000
Audit Committee Member (non-Chairperson):	$10,000
Compensation Committee Member (non-Chairperson):	$6,000
Nominating and Corporate Governance Committee Member (non-Chairperson):	$5,000

All annual retainers are additive and will be paid in cash quarterly in arrears promptly following the end of the applicable calendar quarter, but in no event more than 45 days after the end of such quarter. In the event a Non-Employee Director does not serve as a Non-Employee Director or in the applicable positions described above for an entire calendar quarter, the retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director or in such position as applicable. In the event the Effective Date does not occur on the first day of a calendar quarter, the retainer paid to each Non-Employee Director for the calendar quarter during which the Effective Date occurs will be prorated for the portion of such calendar quarter occurring on and after the Effective Date.

Election to Receive Restricted Stock Units In Lieu of Annual Retainer(s)

General:

Each Non-Employee Director may elect to convert all or a portion of such Non-Employee Director’s annual retainer into a number of Restricted Stock Units (“Optional RSUs”) granted under the Plan or any other applicable Company equity incentive plan then-maintained by the Company covering a number of shares of Common Stock of the Company (the “Common Stock”) calculated by dividing: (i) the amount of the annual retainer that would have otherwise been paid to such Non-Employee Director on the applicable grant date; by (ii) the per share Fair Market Value as of the date of grant (such election, a “Optional RSU Election”).

Each award of Optional RSUs will be granted on the fifth day of the month immediately following the end of the quarter for which the corresponding portion of the annual retainer was earned, except that if such fifth day of the month is not a trading day, the applicable award of Optional RSUs will be granted on the next trading day following such date. Each award of Optional RSUs will be fully vested on the date of grant.

Election Method:

Each Optional RSU Election must be submitted to the Company in the form and manner and by the Applicable Deadline (as defined below) specified by the Board or Compensation Committee of the Board (the “Compensation Committee”), but, in any event, no later than five days prior to the end of the quarter for which the corresponding portion of the annual retainer is earned (each, an “Applicable Deadline”). An individual who fails to make a timely Optional RSU Election by the Applicable Deadline with respect to the annual retainer for a quarter shall not receive Optional RSUs for such quarter and, instead, shall receive the applicable annual retainer in cash for such quarter.

Deferral of Settlement. The Board, the Compensation Committee or their respective authorized designee may, in its discretion, provide an individual who is a Non-Employee Director with the opportunity to defer the delivery of the shares underlying Optional RSUs that would otherwise be delivered to the individual hereunder. Any such deferral election shall be subject to such rules, conditions and procedures as shall be determined by the Board or the Compensation Committee, in its sole discretion, which rules, conditions and procedures shall at all times comply with the requirements of Section 409A of the Code, unless otherwise specifically determined by the Board or the Compensation Committee. If an individual elects to defer the delivery of the shares underlying Optional RSUs in accordance herewith (which, pursuant to applicable tax rules, may be limited to apply only with respect to compensation for services in subsequent tax years), settlement of the deferred Optional RSUs shall be made in accordance with the terms of the Optional RSU Election.

Equity Compensation

Initial Stock Option Grant:

Each Non-Employee Director who is initially elected or appointed to serve on the Board after the IPO shall be granted an Option under the Plan or any other applicable Company equity incentive plan then maintained by the Company to purchase that number of shares of Common Stock calculated by dividing: (i) $500,000, by (ii) the per share grant date fair value of the Option, calculated based on the closing trading price of the Common Stock as of the date of grant (or if the date of grant is not a trading day, the immediately preceding trading day) and using assumptions published in the Company’s most recent periodic report with such information as of the date of grant, rounded down to the nearest whole share (the “Initial Option”).

The Initial Option will be automatically granted on the date on which such Non-Employee Director commences service on the Board, and will vest as to 1/36th of the shares subject thereto on each monthly anniversary of the applicable date of grant such that the shares subject to the Initial Option are fully vested on the third anniversary of the date of grant, subject to the Non-Employee Director continuing in service on the Board through each such vesting date.

Annual Stock Option Grant:

On the date of each meeting of the Company’s stockholders after the IPO (each, an “Annual Meeting”), each Non-Employee Director, other than a Non-Employee Director receiving an Initial Option at such Annual Meeting, who will continue to serve as a Non-Employee Director immediately following such Annual Meeting, shall be granted an Option under the Plan or any other applicable Company equity incentive plan then maintained by the Company to purchase a number of shares of Common Stock calculated by dividing: (i) $250,000, by (ii) the per share grant date fair value of the Option, calculated based on the closing trading price of the Common Stock as of the date of grant (or if the date of grant is not a trading day, the immediately preceding trading day) and using assumptions published in the Company’s most recent periodic report with such information as of the date of grant, rounded down to the nearest whole share (the “Full Annual Grant”); provided that, if a Non-Employee Director is first elected or appointed to the Board on a date other than the date of an Annual Meeting, then, at the next Annual Meeting following such election or appointment, in lieu of the Full Annual Grant, such Non-Employee Director will be granted a pro rata portion of the Full Annual Grant based on the number of full months between such Non-Employee Director’s initial election or appointment to the Board and the date of the first Annual Meeting immediately following such initial election or appointment to the Board (the “Partial Annual Grant” and, together with the Full Annual Grant, the “Annual Option”).

The Annual Option will be automatically granted on the date of the applicable Annual Meeting, and will vest in full on the earlier of (i) the first anniversary of the date of grant, and (ii) immediately prior to the Annual Meeting following the date of grant, subject to the Non-Employee Director continuing in service on the Board through such vesting date.

The per share exercise price of each Option granted to a Non-Employee Director shall equal the Fair Market Value of one share of Common Stock on the date the Option is granted.

The term of each Option granted to a Non-Employee Director shall be ten years from the date the Option is granted, subject to earlier termination in connection with cessation of Board service unless the Non-Employee Director remains in Continuous Service with the Company or any parent or subsidiary of the Company upon such cessation of Board service.

Members of the Board who are employees of the Company, or any parent or subsidiary of the Company who subsequently terminate their employment with the Company and any parent or subsidiary of the Company who remain on the Board will not receive an Initial Option, but to the extent that they are otherwise eligible, will be eligible to receive, after termination from employment with the Company and any parent or subsidiary of the Company, Annual Options as described above.

Change in Control

Upon a Change in Control of the Company, all outstanding equity awards granted under the Plan and any other equity incentive plan maintained by the Company that are held by a Non-Employee Director shall become fully vested and/or exercisable irrespective of any other provisions of the Non-Employee Director’s Award Agreement.

Reimbursements

The Company shall reimburse each Non-Employee Director for all reasonable, documented, out-of-pocket travel and other business expenses incurred by such Non-Employee Director in the performance of such director’s duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as in effect from time to time.

Miscellaneous

The other provisions of the Plan shall apply to the Options granted automatically pursuant to this Program, except to the extent such other provisions are inconsistent with this Program. All applicable terms of the Plan apply to this Program as if fully set forth herein, and all grants of Options hereby are subject in all respects to the terms of the Plan. The grant of any Option under this Program shall be made solely by and subject to the terms set forth in a written agreement in a form to be approved by the Board (or the Compensation Committee) and duly executed by an executive officer of the Company.

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